APPENDIX B

WELLS FARGO ASSET MANAGEMENT (INTERNATIONAL) LIMITED

INVESTMENT SUB-ADVISORY AGREEMENT
FEE AGREEMENT

WELLS FARGO FUNDS TRUST

This fee agreement is effective as of the 1st day of March, 2019, and is amended as of the 28th day of May, 2020, by and among Wells Fargo Funds Trust (the “Trust”), Wells Fargo Funds Management, LLC (the “Adviser”) and Wells Fargo Asset Management (International) Limited (the “Sub-Adviser”).

            WHEREAS, the parties have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides management and other services to the series of the Trust listed in Appendix A to the Sub-Advisory Agreement (the “Fund”); and

            WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as indicated on this Appendix B;

            NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying the annual rates indicated below to the average daily net assets of the Fund throughout the month:

Fund Name	Sub-Advisory Fee
Alternative Risk Premia Fund (asset allocation management fee1)	First 100M Next 200M Next 200M Over 500M	0.10% 0.10% 0.10% 0.10%
Alternative Risk Premia Fund (portfolio sleeve management fee2)	First 100M Next 200M Next 200M Over 500M	0.15% 0.125% 0.10% 0.075%
Emerging Markets Bond Fund	0.00
Global Investment Grade Credit Fund	First 100M Next 200M Next 200M Over 500M	0.10% 0.0875% 0.75% 0.50%
International Bond Fund	First 100M Next 200M Over 300M	0.35% 0.30% 0.20%
International Government Bond Fund	0.00
Strategic Income Fund[3,4]	First 100M Next 200M Over 300M	0.35% 0.30% 0.20%

1. For asset allocation services, WFAMI Limited would receive this fee on the entirety of the Fund’s portfolio.
2. For portfolio management services, WFAMI Limited would receive this fee on assets in the sleeve that will be co-managed with WellsCap. WFAMI Limited’s services will not be duplicative of those to be provided by WellsCap.
3. These fees will be paid based on assets under management attributable to the portion of the Fund’s portfolio managed by WFAMI Limited.
4. On May 28, 2020 the Board of Trustees of Wells Fargo Funds Trust approved a sub-adviser change to the Strategic Income Fund (the “Fund”).  Effective August 2, 2020, the Fund will be removed from the Investment Sub-Advisory Agreement by and among Wells Fargo Funds Trust, Wells Fargo Management, LLC and Wells Fargo Asset Management (International) Limited.

If the Sub-Adviser shall provide management and other services for less than the whole of a month, the foregoing compensation shall be prorated based on the number of days in the month that such Sub-Adviser provided management and other services to the Fund.

Appendix B amended:  May 28, 2020

The foregoing fee schedule is agreed to as of the 28th day of May, 2020, and shall remain in effect until agreed and changed in writing by the parties.

WELLS FARGO FUNDS TRUST

By:

            Catherine Kennedy

            Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By:

            Paul Haast

            Senior Vice President

WELLS FARGO ASSET MANAGEMENT (INTERNATIONAL) LIMITED

By:

            Ross Pamphilon

            Chief Investment Officer